Exhibit 99.17

Hollysys Announces Completion of Merger Transaction with Ascendent Capital Partners

•      Requests trading of its shares be suspended as of close of trading July 25, 2024

BEIJING, July 25, 2024 /PRNewswire/ -- Hollysys Automation Technologies Ltd. (NASDAQ: HOLI) ("Hollysys" or the "Company") and Ascendent Capital Partners (“Ascendent”) today announced the completion of the merger (the “Merger”) between Hollysys and entities affiliated with Ascendent, pursuant to the previously announced agreement and plan of merger, dated as of December 11, 2023 (the “Merger Agreement”) among the Company, Superior Technologies Holding Limited (“Parent”) and its wholly-owned subsidiary Superior Technologies Mergersub Limited (“Merger Sub”).

Leon Meng, Founding Managing Partner and Chairman of Ascendent said: “We are delighted to complete the acquisition of Hollysys. We look forward to working constructively with the key management and employees of the Company to bring our vision to the business and create the best possible outcome for the staff and customers of Hollysys in the future.”

Dr. Kok Peng Teh, Chairman of the Special Committee of the Board of Directors of Hollysys, commented: “We are pleased that the Merger has successfully closed, delivering the best value for our shareholders despite the challenging environment. We believe that the Merger represents the best path forward for the Company, our management, employees and all other stakeholders.”

As a result of the Merger, the Company has become a wholly owned subsidiary of Parent and will cease to be a publicly traded company. The Company has requested that trading of its ordinary shares (the “Shares”) on the Nasdaq Global Select Market (“Nasdaq”) be suspended as of the close of trading on July 25, 2024 (New York time).

Pursuant to the terms of the Merger Agreement, which was approved by the Company’s shareholders at an extraordinary general meeting held on February 8, 2024, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), has been cancelled and ceased to exist in exchange for the right to receive US$26.5 per Share in cash without interest and net of any applicable withholding taxes, except for (a) Shares owned by the Company as treasury share, or by any direct or indirect subsidiary of the Company immediately prior to the Effective Time, which have been cancelled and ceased to exist without payment of any consideration, (b) Shares held by Parent or any direct or indirect subsidiary of Parent immediately prior to or at the Effective Time, which have been cancelled and ceased to exist without payment of any consideration, and (c) Shares in respect of which the holder thereof has duly and validly exercised a right of dissent in accordance with Section 179 of the BVI Business Companies Act (as amended) (the “BVI Act”) and not effectively waived, withdrawn, forfeited, failed to perfect or otherwise lost its rights to dissent from the Merger (the “Dissenting Shares”), which have been cancelled and ceased to exist in exchange for the right to receive only the payment of fair value of such Dissenting Shares determined in accordance with Section 179 of the BVI Act.

Each record holder of Shares as of immediately prior to the Effective Time who is entitled to the merger consideration will receive a letter of transmittal specifying how the delivery of the merger consideration will be effected and instructions for surrendering their Shares in exchange for the merger consideration. Record holders of Shares should wait to receive the letters of transmittal before surrendering their Shares. A holder of Shares held in “street name” by a broker, bank or other nominee should receive instructions from its broker, bank or other nominee as to how to receive the applicable merger consideration and should address any questions in relation thereto to its broker, bank or other nominee.

The Company has requested that Nasdaq file a Form 25 with the Securities and Exchange Commission (the “SEC”) notifying the SEC of the delisting of the Shares on Nasdaq and the deregistration of the Company’s registered securities. The deregistration will become effective 90 days after the filing of the Form 25 or such shorter period as may be determined by the SEC. The Company intends to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, by filing a Form 15 with the SEC in approximately ten days following the filing of the Form 25. The Company’s obligations to file with the SEC certain reports and forms, including Form 20-F and Form 6-K, will be suspended immediately as of the filing date of the Form 15 and will terminate once the deregistration becomes effective.

Advisors

Deutsche Bank AG, Davis Polk & Wardwell, Mourant Ozannes (Hong Kong) LLP, and Haiwen & Partners are serving as advisors to Hollysys. Ascendent is advised by BNP Paribas Securities Corp, Morrison & Foerster LLP, Appleby and Zhong Lun Law Firm.

About Hollysys Automation Technologies Ltd.

Hollysys is a leading automation control system solutions provider in China, with overseas operations in eight other countries and regions throughout Asia. Leveraging its proprietary technology and deep industry know-how, Hollysys empowers its customers with enhanced operational safety, reliability, efficiency, and intelligence which are critical to their businesses. Hollysys derives its revenues mainly from providing integrated solutions for industrial automation and rail transportation. In industrial automation, Hollysys delivers the full spectrum of automation hardware, software, and services spanning field devices, control systems, enterprise manufacturing management and cloud-based applications. In rail transportation, Hollysys provides advanced signaling control and SCADA (Supervisory Control and Data Acquisition) systems for high-speed rail and urban rail (including subways). Founded in 1993, with technical expertise and innovation, Hollysys has grown from a research team specializing in automation control in the power industry into a group providing integrated automation control system solutions for customers in diverse industry verticals. As of June 30, 2023, Hollysys had cumulatively carried out more than 45,000 projects for approximately 23,000 customers in various sectors including power, petrochemical, high-speed rail, and urban rail, in which Hollysys has established leading market positions.

About Ascendent Capital Partners

Ascendent Capital Partners, headquartered in Hong Kong, is a private equity investment management firm managing assets for global institutional investors, including sovereign wealth funds, endowments, pensions and foundations.

Ascendent has successfully led and executed a large number of innovative and ground-breaking private equity investments, generating strong risk-adjusted returns for investors and business growth for our portfolio companies. Ascendent has established a consistent track record in providing advice and solution capital to entrepreneurs, business owners and management teams, building long-lasting relationships through in-depth collaboration. For additional information about Ascendent, please visit Ascendent’s website at www.ascendentcp.com.

Safe Harbor Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company; growth in financial and operational performance of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates," "target," "confident," or similar expressions involve known and unknown risks and uncertainties. Such forward-looking statements, based upon the current beliefs and expectations of Hollysys' management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact Information

Company Contact:

Hollysys Automation Technologies Ltd.

www.hollysys.com

+8610-5898-1386

investors@hollysys.com

Media Contacts:

For Hollysys Automation Technologies Ltd.

Brunswick Group

hollysys@brunswickgroup.com

Daniel Del Re (Hong Kong)

ddelre@brunswickgroup.com

+852 9255 5136

Libby Lloyd (New York)

llloyd@brunswickgroup.com

+1 347 283 3871

For Ascendent Capital Partners

FGS Global

Ben Richardson (Hong Kong)

ben.richardson@fgsglobal.com

+852 6011 6658

Harry Florry (Hong Kong)

harry.florry@fgsglobal.com

+852 9818 2239

John Christiansen (San Francisco)

john.christiansen@fgsglobal.com

+1 415 613 2448